UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2025

Dana Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537
(Address of principal executive offices) (Zip Code)

(419) 887-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $.01 par value	DAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

Tender Offers

On December 4, 2025, Dana Incorporated, a Delaware corporation (“Dana”), and Dana Financing Luxembourg S.à r.l., a Luxembourg private limited liability company and wholly owned subsidiary of Dana (“Dana Financing”), commenced cash tender offers (the “Offers”) under an offer to purchase (the “Offer to Purchase”) for certain of their outstanding notes.

Pursuant to the Offer to Purchase, Dana and Dana Financing are offering to purchase at 100% of the principal amount tendered, plus accrued and unpaid interest to, but not including, the purchase date, (i) up to $173 million of Dana’s 5.375% Senior Notes due 2027 (the “2027 Notes”), (ii) up to $173 million of Dana’s 5.625% Senior Notes due 2028 (the “2028 Notes”), (iii) up to €141 million of Dana Financing’s 3.000% Senior Notes due 2029, (iv) up to $173 million of Dana’s 4.250% Senior Notes due 2030, (v) up to €184 million of Dana Financing’s 8.500% Senior Notes due 2031 and (vi) up to $152 million of Dana’s 4.500% Senior Notes due 2032 (collectively, the “Notes”).

The Offers are being made in connection with the previously disclosed pending sale of Dana’s off-highway business (the “Off-Highway Business Sale”). Upon the consummation of the Off-Highway Business Sale, Dana expects to receive net proceeds of approximately $2.3 billion in cash and to use approximately $1,066 million of such proceeds to fund the purchase of the Notes (including the payment of accrued and unpaid interest) pursuant to the Offers as one of the first steps in the previously disclosed debt reduction plan.

The Offers are conditioned on Dana receiving proceeds from the consummation of the Off-Highway Business Sale (the “Asset Sale Condition”) and other customary conditions.

Each Offer will expire at 5:00 p.m., New York City time, on January 5, 2026, unless extended or earlier terminated. Payment for the Notes validly tendered and accepted for purchase is expected to occur promptly after the expiration of the Offers. D.F. King & Co., Inc. has been retained to act as the tender agent and information agent for the Offers. Additional information regarding the terms of the Offers is set forth in the Offer to Purchase.

This Current Report on Form 8-K does not constitute an offer to sell or purchase, or the solicitation of tenders with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offers are being made solely pursuant to the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law.

Redemption of 2027 Notes and 2028 Notes

On December 4, 2025, Dana issued notices of conditional full redemption (the “Redemption”) with a redemption date of January 8, 2026 (the “Redemption Date”) for all of Dana’s outstanding 2027 Notes and 2028 Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. Any 2027 Notes or 2028 Notes not accepted for payment pursuant to the Offers will be redeemed pursuant to the Redemption, subject to the conditions of the Redemption. The Redemption is conditioned upon the Asset Sale Condition. In Dana’s discretion, if the Asset Sale Condition is not satisfied, or cannot be satisfied, on or prior to the Redemption Date, the notices of conditional full redemption may be rescinded by Dana and shall be of no effect. Upon completion of the Offers and the Redemption with respect to the 2027 Notes and 2028 Notes, the 2027 Notes and 2028 Notes will be fully repaid.

Forward-Looking Statements

Certain statements and projections contained in this report are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements, including statements regarding the expected net proceeds from the Off-Highway Business Sale, the use of proceeds to fund the Offers, the expected settlement of the Offers and the anticipated repayment of the 2027 Notes and 2028 Notes, are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this report speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA INCORPORATED

	By:	/s/ Douglas H. Liedberg
Date: December 4, 2025	Name:	Douglas H. Liedberg
	Title:	Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary